+--------------+
                                 UNITED STATES                 | OMB Number:  |
                      SECURITIES AND EXCHANGE COMMISSION       |  3235-0058   |
                            Washington, D.C. 20549             |   Expires:   |
                                                               |  01/31/2002  |
                                  FORM 12b-25                  |              |
                                                               |SEC File #    |
                          NOTIFICATION OF LATE FILING          |   000-27915  |
                                                               |     CUSIP    |
                                                               +--------------+

Check box
Form 10-K [ ]  Form 20-F [ ]  Form 11-K [ ]  Form 10-Q [X]  Form N-SAR [ ]


                       For Period Ended: September 30, 2003
                                         -------------------
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                       For the Transition Period Ended: ________________________

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| Read Instruction (on back page) Before Preparing Form. Please Print or Type. |
|                                                                              |
|  Nothing in this form shall be construed to imply that the Commission has    |
|                 verified any information contained herein.                   |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant
     GENIUS PRODUCTS, INC.
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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
     11250 EL CAMINO REAL, SUITE 100
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City, State and Zip Code
     SAN DIEGO, CA 92130
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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
      (b)  The subject annual report, semi-annual report, transition report on
           Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
 XX        prescribed due date; or the subject quarterly report of transition
 -- report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant was unable to file the subject report on November 14, 2003, because the Registrant was unable to complete its quarterly financial statements by such date without unreasonable effort or expense, and substantial portions of such report could not be finalized until the completion of such financial statements.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

            KLAUS MOELLER
       CHIEF EXECUTIVE OFFICER           (858)                 793-8840
     ----------------------------    --------------    -------------------------
               (Name)                 (Area Code)            (Telephone No.)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
     answer is no, identify report(s).                      [X] Yes [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              GENIUS PRODUCTS, INC.
           -----------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date         11/17/2003                By /s/ Klaus Moeller
      ------------------------------      --------------------------------------
                                          Klaus Moeller, Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.